UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT TO
SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): November 12, 2014 (November 7, 2014)

Whitestone REIT
(Exact Name of Registrant as Specified in Charter)

Maryland	001-34855	76-0594970

(State or Other Jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2600 South Gessner, Suite 500
Houston, TX	77063

(Address of Principal Executive Offices)	(Zip Code)

Registrant's telephone number, including area code: (713) 827-9595

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

On November 7, 2014, Whitestone REIT (the “Company”), through its operating partnership, Whitestone REIT Operating Partnership, L.P. (the “Operating Partnership”), entered into an unsecured credit facility (the “2014 Facility”) with the lenders party thereto, with BMO Capital Markets, Wells Fargo Securities, LLC, Merrill Lynch, Pierce, Fenner & Smith Incorporated, and U.S. Bank, National Association, as co-lead arrangers and joint book runners, and Bank of Montreal, as administrative agent (the “Agent”). The Company plans to use the 2014 Facility for acquisitions, redevelopment of value-add properties in its portfolio, and general corporate purposes.

The 2014 Facility amends and restates the $175 million unsecured revolving credit facility entered into on February 4, 2013. The 2014 Facility is comprised of three tranches:

•	$400 million unsecured revolving credit facility (the “Revolver”);

•	$50 million unsecured term loan (the “Term Loan 1”); and

•	$50 million unsecured term loan (the “Term Loan 2”).

The 2014 Facility includes an accordion feature that will allow the Operating Partnership to increase the borrowing capacity to $700 million, upon the satisfaction of certain conditions, including obtaining additional commitments from lenders. The Revolver will mature on November 7, 2018, with an option to extend for one additional year to November 7, 2019, subject to certain conditions, including payment of an extension fee. The Term Loan 1 will mature on February 17, 2017, and the Term Loan 2 will mature on November 7, 2019.

Borrowings under the 2014 Facility accrue interest (at the Operating Partnership's option) at a Base Rate or an Adjusted LIBOR plus an applicable margin based upon the Company's then existing leverage. The applicable margin for Adjusted LIBOR borrowings ranges from 1.40% to 1.95% for the Revolver and 1.35% to 1.90% for the term loans. Base Rate means the higher of: (a) the Agent's prime commercial rate, (b) the sum of (i) the average rate quoted by the Agent by two or more federal funds brokers selected by the Agent for sale to the Agent at face value of federal funds in the secondary market in an amount equal or comparable to the principal amount for which such rate is being determined, plus (ii) 1/2 of 1.00%, and (c) the LIBOR rate for such day plus 1.00%. Adjusted LIBOR means LIBOR divided by one minus the Eurodollar Reserve Percentage. The Eurodollar Reserve Percentage means the maximum reserve percentage at which reserves are imposed by the Board of Governors of the Federal Reserve System on eurocurrency liabilities.

The Company will serve as the guarantor for funds borrowed by the Operating Partnership under the 2014 Facility. The 2014 Facility contains customary terms and conditions, including, without limitation, affirmative and negative covenants such as information reporting requirements, maximum secured indebtedness to total asset value, minimum EBITDA (earnings before interest, taxes, depreciation, amortization or extraordinary items) to fixed charges, and maintenance of a minimum net worth. The 2014 Facility also contains customary events of default with customary notice and cure, including, without limitation, nonpayment, breach of covenant, misrepresentation of representations and warranties in a material respect, cross-default to other major indebtedness, change of control, bankruptcy and loss of REIT tax status.

The foregoing description of the 2014 Facility does not purport to be complete and is qualified in its entirety by the terms of the credit agreement, which is filed as Exhibit 10.1 to this Current Report on Form 8-K and incorporated herein by reference.

Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.
The information provided in Item 1.01 of this Current Report on Form 8-K is incorporated in this Item 2.03 by reference.

Item 9.01. Financial Statements and Exhibits.

     (d) Exhibits

Exhibit No.	Description
10.1
Credit Agreement dated November 7, 2014 among Whitestone REIT Operating Partnership, L.P., Whitestone REIT, et al., as guarantors, the lenders party thereto, and Bank of Montreal, as Administrative Agent.

99.1	Whitestone REIT Press Release dated November 7, 2014.

SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Whitestone REIT
Date:	November 12, 2014	By:	/s/ David K. Holeman
David K. Holeman
Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description
10.1
Credit Agreement dated November 7, 2014 among Whitestone REIT Operating Partnership, L.P., Whitestone REIT, et al., as guarantors, the lenders party thereto, and Bank of Montreal, as Administrative Agent.

99.1	Whitestone REIT Press Release dated November 7, 2014.